As filed with the Securities and Exchange Commission on October 1, 2006.

                                                             File Nos. 811-4676
                                                                       33-05852

                              UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                         Amendment No. 1 to Form N-8A

                NOTIFICATION OF AMENDMENT TO REGISTRATION FILED
          PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company (f/k/a Harbor Fund) hereby notifies the Securities and Exchange Commission that it is amending its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of amendment to its registration, submits the following information:

Name: Harbor Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

One SeaGate
Toledo, Ohio  43604-1572

Telephone Number (including area code): (419) 249-2900

Name and address of agents for service of process:

David G. Van Hooser			Christopher P. Harvey, Esq.
Harbor Funds				Wilmer Cutler Pickering Hale and Dorr LLP
One SeaGate				60 State Street
Toledo, Ohio  43604-1572		Boston, Massachusetts  02109

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes     No X
   ---    ---

                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the undersigned has caused this Amendment to Notification of Registration to be duly signed on its behalf in the City of Toledo and State of Ohio on the 1st day of October, 2006.

						Harbor Funds

						By:  /s/ David G. Van Hooser
						     -------------------------------
						     David G. Van Hooser
						     Chairman, President and Trustee


Attest:	/s/ Jodie L. Crotteau
        --------------------------------------
	Jodie L. Crotteau, Assistant Secretary